Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

For information contact:
Jon Safran
Cooper Industries
713-209-8610
jon.safran@cooperindustries.com

Cooper Industries Completes $300 Million Offering Of Seven-Year Notes

HOUSTON, March 27, 2008 — Cooper Industries, Ltd. (NYSE: CBE) today announced that its Cooper US, Inc. subsidiary has issued $300 million of senior unsecured notes due in 2015. The fixed rate notes have an interest coupon of 5.45 percent and will have an effective annual cost to Cooper of 5.56 percent. Proceeds from the financing will be used to repay commercial paper.

About Cooper Industries
Cooper Industries is a global manufacturer with 2007 revenues of $5.9 billion, approximately 87% of which are from electrical products. Founded in 1833, Cooper’s sustained level of success is attributable to a constant focus on innovation, evolving business practices while maintaining the highest ethical standards, and meeting customer needs. The Company has eight operating divisions with leading market share positions and world-class products and brands including: Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products. With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety. Sixty percent of total sales are to customers in the Industrial and Utility end-markets and 34% of total sales are currently to customers outside the United States. Cooper, which has more than 31,500 employees and manufacturing facilities in 23 countries, is incorporated in Bermuda with administrative headquarters in Houston, TX. For more information, visit the website at www.cooperindustries.com.

# # #